                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of the 1st day of January, 2003 (the "Effective Date"), between HCC Insurance Holdings, Inc. and Christopher L. Martin ("Executive"). As used herein, the "Company" shall mean HCC Insurance Holdings, Inc. ("HCC") and any direct or indirect subsidiary of HCC, which may change from time-to-time, for which Executive devotes from time-to-time the substantial portion of his efforts. HCC, Executive and the Company are sometimes collectively referred to herein as the "Parties" and individually as a "Party."

                                R E C I T A L S:

         WHEREAS, Executive is to be employed as an officer or key employee of the Company;

         WHEREAS, it is the desire of the Company to engage Executive as an officer or key employee of the Company;

         WHEREAS, Executive is desirous of being employed by the Company on the terms herein provided; and

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

         1. TERM. Effective as of the Effective Date, Executive's previous employment agreement dated October 1, 2000, as amended, is terminated, and the Company hereby employs Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein, for the period (the "Basic Term") commencing on the Effective Date and expiring at 11:59 p.m. on December 31, 2005 (unless sooner terminated as hereinafter set forth).

         2. DUTIES.

                  (A) DUTIES AS EMPLOYEE OF THE COMPANY. Executive shall, subject to the supervision of Chief Executive Officer of the Company or such other person designated by such Chief Executive Officer, act as an officer or key employee of the Company in the ordinary course of its business with all such powers with respect to such management and control as may be reasonably incident to such responsibilities. During the Basic Term, Executive's duties and title may be changed but the compensation provided for in Section 3 from time-to-time shall not be reduced. During normal business hours, Executive shall devote his/her full time and attention to diligently attending to the business of the Company. During the Basic Term, Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior written consent of the Chief Executive Officer of the Company. However, Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments so long as such activities do not materially interfere or conflict with the performance of his duties to the

Company hereunder. The conduct of such activity shall not be deemed to materially interfere or conflict with Executive's performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure the same.

                  (B) OTHER DUTIES. If elected, Executive agrees to serve as a member of such managerial Committees of the Company and of any of its direct or indirect parents or subsidiaries (collectively "Affiliates") and in one or more executive offices of any of the Company's Affiliates, provided Executive is indemnified for serving in any and all such capacities in a manner acceptable to the Company and Executive. If elected, Executive agrees that he shall not be entitled to receive any compensation for serving as a director of HCC, or in any capacities for the Company's Affiliates other than the compensation to be paid to Executive by the Company pursuant to this Agreement.

         3. COMPENSATION AND RELATED MATTERS.

                  (A) BASE SALARY. Executive shall receive an initial base salary paid by the Company of $220,000 for the period from the Effective Date to December 31, 2003; $240,000 for the calendar year beginning January 1, 2004; and $265,000 for the calendar year beginning January 1, 2005. For purposes of this Agreement, "Base Salary" shall mean the Executive's initial base salary or, if increased, then the increased base salary. The Base Salary shall be paid in substantially equal monthly installments.

                  (B) BONUS PAYMENTS. Executive shall be eligible to receive, in addition to the Base Salary, an annual cash and/or stock bonus payment in an amount, which may be zero, to be determined at the sole discretion of the Chief Executive Officer of the Company or such other person in accordance with the Company's policies.

                  (C) EXPENSES. During the Basic Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

                  (D) OTHER BENEFITS. Executive shall be entitled to participate in or receive benefits ("Other Benefits") under any compensation, employee benefit plan, or other arrangement made generally available by the Company, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to Paragraph (a) of this Section.

                  (E) VACATIONS. Executive shall be entitled to twenty (20) paid vacation days per year during the Basic Term. There shall be no carryover of unused vacation from year to year. For purposes of this Paragraph, weekends shall not count as vacation days, and Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

                  (F) PERQUISITES. Executive shall be entitled to receive the perquisites and fringe benefits provided for on Appendix 1 hereof.


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


                  (G) PRORATION. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed. Notwithstanding the foregoing, any payments pursuant to Paragraph 4(c) or 4(d) this Agreement shall not be subject to proration.

         4. TERMINATION.

                  (A) DEFINITIONS.

                           (1) "CAUSE" shall mean:

                                    (i) Material dishonesty which is not the
         result of an inadvertent or innocent mistake of Executive with respect to the Company, its parent, or any of its affiliated companies;

                                    (ii) Willful misfeasance or nonfeasance of
         duty by Executive;

                                    (iii) Material violation by Executive of any
         material term of this Agreement;

                                    (iv) Conviction of Executive of any crime

         other than a vehicular offense which could reflect in some material fashion unfavorably upon the Company, its parent, or any of its affiliated companies.

         Executive may not be terminated for Cause unless and until there has been delivered to Executive written notice from the Chief Executive Officer of the Company (the "CEO") supplying the particulars of his acts or omissions that the Board believes constitute Cause, a reasonable period of time (not less than 30 days) has been given to Executive after such notice to either cure the same or to meet with the CEO with his attorney if so desired by Executive, and following which the CEO reaffirms its previous decision.

                           (2) A "DISABILITY" shall mean the absence of
xecutive from Executive's duties with the Company on a full-time basis for 180 consecutive days, or 180 days in a 365-day period, as a result of incapacity due to mental or physical illness which results in the Executive being unable to perform the essential functions of his position, with or without reasonable accommodation.

                           (3) A "GOOD REASON" shall mean any of the following
(without Executive's express written consent):

                                    (i) The taking of any action by the Company
         that would adversely affect Executive's participation in, or materially reduce Executive's benefits under, any employee benefit plan, unless such failure or such taking of any action adversely affects persons in the Company generally;


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


                                    (ii) Executive's involuntary relocation to
         any place, other than the executive offices as a result of the Company relocating its executive offices, exceeding a distance of fifty (50) miles from the place of Executive's normal place of employment on the Effective Date, except for reasonably required travel by Executive on the Company's business;

                                    (iii) Any material breach by the Company of
         any material provision of this Agreement; or

                                    (iv) Any failure by the Company to obtain

         the assumption and performance of this Agreement by any successor (by merger, consolidation, or otherwise) or assign of the Company.

However, Good Reason shall exist with respect to an above specified matter only if such matter is not corrected, or begun to be corrected, by the Company within thirty (30) days after the Company's receipt of written notice of such matter from Executive. In no event shall a termination by Executive occurring more than ninety (90) days following the date of the event described be a termination for Good Reason due to such event.

                           (4) "TERMINATION DATE" shall mean the date Executive
terminates or is terminated for any reason pursuant to this Agreement.

                  (B) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON: BENEFITS. In the event there is a termination by the Company without Cause, or if Executive terminates for Good Reason (a "Termination Event"), this Agreement shall terminate and Executive shall be entitled to the following severance benefits:

                           (1) For the remainder of the Basic Term after the
Termination Date, Base Salary (as defined in Paragraph 3(a)), at the rate in effect immediately prior to the Termination Event, payable within thirty (30) days after the Termination Date in a lump sum, appropriately discounted to take into consideration the lump sum early payment;

                           (2) All accrued compensation and unreimbursed
expenses through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and

                           (3) Executive shall be free to accept other
employment during such period, and other than as set forth herein, there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Paragraph (4), and there shall be no offset in any compensation received from such other employment against the Base Salary set forth above.

                  (C) TERMINATION IN EVENT OF DEATH: BENEFITS. If Executive's employment is terminated by reason of Executive's death during the Basic Term, this Agreement shall terminate without further obligation to Executive's legal representatives under this Agreement, other than for payment of all accrued compensation, unreimbursed expenses, and the timely payment or provision


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of Other Benefits through the date of death. Such amounts shall be paid to
Executive's estate or beneficiary, as applicable, in a lump sum in cash within ninety (90) days after the date of death.

                  (D) TERMINATION IN EVENT OF DISABILITY: BENEFITS. If Executive's employment is terminated by reason of Executive's Disability during the Basic Term, this Agreement shall terminate but the Company shall continue to pay the Base Salary for a period of three (3) months and thereafter shall make such additional payment for the Basic Term so that the after tax effect of Executive's compensation is the same as before the Disability. Executive shall, not be entitled to any subsequent cash or stock bonuses.

                  (E) VOLUNTARY TERMINATION BY EMPLOYEE AND TERMINATION FOR
CAUSE: BENEFITS. Executive may terminate his employment with the Company without Good Reason by giving written notice of his intent and stating an effective Termination Date at least ninety (90) days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date (but not to exceed ninety (90) days). Upon such a termination by Executive or upon termination for Cause by the Company, this Agreement shall terminate and the Company shall pay to Executive all accrued compensation, unreimbursed expenses and Other Benefits through the Termination Date. Such amounts shall be paid to Executive in a lump sum in cash within sixty (60) days after the date of termination.

                  (F) DIRECTOR POSITIONS. Executive agrees that upon termination of employment, for any reason, at the request of the Chairman of the Board, Executive will immediately tender his resignation from any and all Board positions held with the Company and/or any of its Affiliates.

         5. NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY. At the inception of this employment relationship, and continuing on an ongoing basis, the Company agrees to give Executive access to Confidential Information (including, without limitation, Confidential Information, as defined below, of the Company's Affiliates) which the Executive has not had access to or knowledge of before the execution of this Agreement. At the time this Agreement is made, the Company agrees to provide Executive with initial and ongoing Specialized Training, which Executive has not had access to or knowledge of before the execution of this Agreement. "Specialized Training" includes the training the Company provides to its employees that is unique to its business and enhances Executive's ability to perform Executive's job duties effectively. Specialized Training includes, without limitation, orientation training; sales methods/techniques training; operation methods training; and computer and systems training.

                  (A) NON-COMPETITION DURING EMPLOYMENT. Executive agrees that, in consideration for the Company's promise to provide Executive with Confidential Information and Specialized Training, during the Basic Term, he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company, provided, Executive shall not be prevented from owning no more than 2% of any company whose stock is publicly traded.

                  (B) CONFLICTS OF INTEREST. Executive agrees that during the Basic Term, he will not engage, either directly or indirectly, in any activity (a "Conflict of Interest") which might adversely affect the Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the Chief Executive Officer of the Company as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which in Executive's good faith judgment could reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

                  (C) NON-COMPETITION AFTER TERMINATION. Executive agrees that in order to protect the Company's Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive agrees that Executive shall not, at any time during the period of one (1) years after termination for any reason, within any of the markets in which the Company has sold products or services or formulated a plan to sell products or services into a market during the last twelve (12) months of Executive's employ or which the Company enters into within three (3) months thereafter, engage in or contribute Executive's knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked or with respect to which Executive had access to Confidential Information or Specialized Training while employed by the Company. Following the expiration of said one (1) year period, Executive shall continue to be obligated under the Confidential Information paragraph of this Agreement not to use or to disclose Confidential Information of the Company so long as it shall not be publicly available. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid.

                  (D) CONFIDENTIAL INFORMATION. Executive agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This paragraph shall continue in full force and effect after termination of Executive's employment and after the termination of this Agreement. Executive's obligations under this Paragraph with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of the Company. "Confidential Information" is defined to include information: (1) disclosed to or known by the Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) which relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. "Confidential Information" includes, but is not limited to the

Company's trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.

                  (E) NON-SOLICITATION. To protect the Company's Confidential Information, and in the event of Executive's termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive covenants and agrees that for a period of two (2) years after termination of employment (for any reason), Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, and products or services competitive with products or services sold by the Company, from the Company's clients or customers, or those individuals or entities with whom the Company did business during Executive's employment, including, without limitation, the Company's perspective or potential customers or clients. Executive agrees that during Executive's employment and for a period of two (2) years from the date of any termination of Executive's employment for any reason, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence any Company employee to leave the Company's employment.

                  (F) RETURN OF DOCUMENTS, EQUIPMENT, ETC. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive's custody or possession that have been obtained or prepared in the course of Executive's employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive's employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive's employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.

                  (G) REAFFIRM OBLIGATIONS. Upon termination of Executive's employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive's recognition of the importance of maintaining the confidentiality of the Company's Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

                  (H) PRIOR DISCLOSURE. Executive represents and warrants that Executive has not used or disclosed any Confidential Information he may have obtained from the Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

                  (I) NO PREVIOUS RESTRICTIVE AGREEMENTS. Executive represents that, except as disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive's employment by the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive's performance of all the terms of this Agreement and Executive's work duties for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive's employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other party.

                  (J) BREACH. Executive agrees that any breach of Paragraphs 5(a) through (f) above cannot be remedied solely by money damages, and that in addition to any other remedies Company may have, Company is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting the Company's right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any payments that may be due pursuant to this Agreement.

                  (K) RIGHT TO ENTER AGREEMENT. Executive represents and covenants to the Company that he has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound.

                  (L) ENFORCEABILITY. The agreements contained in this Section 5 are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of this Section do not excuse Executive from complying with the agreements contained herein.

                  (M) SURVIVABILITY. The agreements contained in this Section 5 shall survive the termination of this Agreement for any reason.

                  (N) REFORMATION. If a court concludes that any time period or the geographic area specified in Section 5(c) or 5(e) of this Agreement are unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.

         6. ASSIGNMENT. This Agreement cannot be assigned by Executive. The Company may assign this Agreement only to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company provided such successor expressly agrees in writing reasonably satisfactory to Executive to assume and perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and assignment had taken place. Failure of the Company to obtain such written agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

         7. BINDING AGREEMENT. Executive understands that his obligations under this Agreement are binding upon Executive's heirs, successors, personal representatives, and legal representatives.

         8. NOTICES. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by facsimile to the number set forth below (which shall not constitute notice). Notice deposited in the United States Mail, mailed in the manner described hereinabove, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

        If to Executive:                Christopher L. Martin
                                        5901 Fordham
                                        Houston, Texas  77005
                                        Fax:  713 661 7922

        If to Company:                  HCC Insurance Holdings, Inc.
                                        13403 Northwest Freeway
                                        Houston, Texas  77040
                                        Attn:  General Counsel
                                        Fax:  (713) 744-9648

        with a copy (which shall        Arthur S. Berner, Esq.
        not constitute notice) to:      Haynes and Boone, LLP
                                        1000 Louisiana Street,
                                        Suite 4300
                                        Houston, Texas  77002-5012
                                        Fax:  (713) 236-5652

         9. WAIVER. No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

         10. SEVERABILITY. If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.

         11. ENTIRE AGREEMENT. The terms and provisions contained herein shall constitute the entire agreement between the parties with respect to Executive's employment with Company during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing Agreements entered into between Executive and the Company relating generally to the same subject matter, if any, and shall be binding upon Executive's heirs, executors, administrators, or other legal representatives or assigns.

         12. MODIFICATION OF AGREEMENT. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by the Executive and an officer or other authorized executive of Company.

         13. UNDERSTAND AGREEMENT. Executive represents and warrants that he has read and understood each and every provision of this Agreement, and Executive understands that he has the right to obtain advice from legal counsel of his choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Executive has freely and voluntarily entered into this Agreement.

         14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         15. JURISDICTION AND VENUE. With respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.

         16. TOLLING. If Executive violates any of the restrictions contained in
Section 5(c) or 5(e), the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the Company's satisfaction.


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         IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the date first written above.


EXECUTIVE                                        COMPANY

                                                 HCC INSURANCE HOLDINGS, INC.


/s/ Christopher L. Martin                        By:/s/ Stephen L. Way
----------------------------                         ---------------------------
 CHRISTOPHER L. MARTIN                               STEPHEN L. WAY, Chief
                                                     Executive Officer


Dated: March 26, 2003                            Dated: March 26, 2003
      ----------------------                          --------------------------





                     SIGNATURE PAGE TO EMPLOYMENT AGREEMENT




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


                                   APPENDIX 1



1. Executive shall be employed as an Executive Vice President General Councel of the Company.

2.  Dues paid at The Houstonian.

3.  Car allowance of $750 per month.